                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               REGIS Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 19, 1999

                            ------------------------

TO THE SHAREHOLDERS OF REGIS CORPORATION:

    The Annual Meeting of the Shareholders of Regis Corporation (the "Company") will be held at the Minneapolis Institute of Arts, 2400 Third Avenue South, Minneapolis, Minnesota, on October 19, 1999, commencing at 4:00 p.m., for the following purposes:


    1. To elect eight directors to serve for a one-year term and until their successors are elected and qualified.



    2. To consider and vote upon a proposal to increase the number of shares of the Company available under the Company's 1991 Stock Option Plan.


    3. To amend the Company's Articles of Incorporation to increase the number of authorized shares of capital stock, $.05 par value, from 50,000,000 to 100,000,000 shares.

    4. To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    Only holders of record of the Company's Common Stock at the close of business on September 10, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

    A list of shareholders entitled to vote at the Annual Meeting will be available for examination, for any purpose germane to the Annual Meeting, at the Company's executive offices located at 7201 Metro Boulevard, Edina, Minnesota, during ordinary business hours for at least ten days prior to the Annual Meeting and for the duration of the Annual Meeting itself.

    Whether or not you plan to attend the Annual Meeting in person, please fill in, sign and date the enclosed proxy and mail it promptly. Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

    Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf.

                                          By Order of the Board of Directors


                                          /s/ Bert M. Gross


                                          Bert M. Gross
                                          SECRETARY

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

September 17, 1999

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 19, 1999

    This Proxy Statement is furnished to shareholders of REGIS CORPORATION, a Minnesota corporation (the "Company"), in connection with solicitation on behalf of the Company's Board of Directors of proxies for use at the annual meeting of shareholders to be held on October 19, 1999, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

    The address of the principal executive office of the Company is 7201 Metro Boulevard, Minneapolis, Minnesota 55439. This Proxy Statement and form of Proxy are being mailed to shareholders of the Company on September 17, 1999.

                     SOLICITATION AND REVOCATION OF PROXIES

    The costs and expenses of solicitation of proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company personally or by telegraph, telephone or letter without extra compensation.

    Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any shareholder giving a proxy in such form may revoke it at any time before it is exercised. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specification indicated thereon.

                                 VOTING RIGHTS

    Only shareholders of record of the Company's 38,700,738 shares of Common Stock outstanding as of the close of business on September 10, 1999, will be entitled to execute proxies or to vote. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares must be represented at the meeting, in person or by proxy, to transact business.

                             ELECTION OF DIRECTORS

    Eight directors are to be elected at this annual meeting, each to hold office for one year until the 2000 annual meeting of shareholders. The Board of Directors has nominated the eight persons named below for election as directors. All of the nominees are presently directors of the Company.

    The enclosed proxy, unless authority to vote is withheld, will be voted for the election of the nominees named herein as directors of the Company. In the event any one or more of such nominees shall unexpectedly become unavailable for reelection, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. The following table contains certain information with respect to the nominees:

         NAME               AGE                                  POSITION
----------------------      ---      ----------------------------------------------------------------
Rolf F. Bjelland                61   Director
Paul D. Finkelstein             57   President, Chief Executive Officer and Director
Christopher A. Fox              49   Executive Vice President and Director
Thomas L. Gregory               63   Director
Van Zandt Hawn                  54   Director
Susan Hoyt                      55   Director
David B. Kunin                  40   Vice President, The Regis Foundation and Director
Myron Kunin                     70   Chairman of the Board of Directors


    Mr. Bjelland was elected a Director of the Company in 1983. Since 1989, Mr. Bjelland has been the Chairman and President of Lutheran Brotherhood Mutual Funds.


    Mr. Finkelstein has served as President and Chief Executive Officer of the Company since July 1, 1996, and was Chief Operating Officer of the Company from December, 1987 until June 30, 1996. He has been a director of the Company since 1987. He is a director of Eagle Supply Group Inc., a wholesale distributor of roofing and masonry supplies and related products.

    Mr. Fox has served as an Executive Vice President of the Company since August, 1994. He has been a Director of the Company since 1989.


    Mr. Gregory was elected a Director of the Company in November, 1996. Mr. Gregory had been a director of Supercuts, Inc. from 1991 until Supercuts was merged with the Company on October 25, 1996. He was Chairman of the Board of Supercuts from January 4, 1996 until October 25, 1996, and served as interim Chief Executive Officer of Supercuts from January 4, 1996 until January 31, 1996. From 1980 through 1994, Mr. Gregory held various executive positions with Sizzler International, Inc. and its predecessors, including President, Chief Executive Officer, Director and Vice Chairman. He is currently a director of the Cheesecake Factory, Inc., the owner and operator of upscale, full-service, casual dining restaurants throughout the United States, and North's Restaurants, Inc., the owner and operator of buffet restaurants in California, Oregon and Utah.


    Mr. Hawn was elected a Director of the Company in 1991. He was a founder and since 1989 has been a managing director of Goldner Hawn Johnson & Morrison Incorporated, a private investment firm.

    Ms. Hoyt was elected a Director of the Company in 1995. Since 1996, she has been Executive Vice President of Human Resources of Staples, Inc., a leading office products distributor. From 1991 to 1996, she was Executive Vice President of Store Operations for the Dayton Hudson Department Stores Division of Dayton Hudson Corporation.

    Mr. David Kunin was elected a Director of the Company in 1997. He is the Chief Executive Officer of Beautopia, LLC, a manufacturer of hair care products. He was Vice President, Marketing, of the Company from November, 1992, until February, 1997, when he became Chief Executive Officer of Beautopia LLC, and Vice President of The Regis Foundation. He is the son of Myron Kunin.

    Mr. Myron Kunin is a founder of the Company and has served as a Director since the Company's formation in 1954. He was President and Chief Executive Officer from 1965 to June 30, 1996, and has been Chairman of the Board of Directors since 1983. He is Chairman of the Board and holder of the majority voting shares of Curtis Squire, Inc., the Company's largest shareholder. He is also a director of Nortech Systems Incorporated, a manufacturer of wire harnesses and cable and electromechanical assemblies for commercial and defense industries.

                      FUNCTIONING OF BOARD AND COMMITTEES

    During the fiscal year ended June 30, 1999, the Board of Directors held four meetings.

    The Company has a standing audit committee, presently composed of Messrs. Bjelland, Hawn and Gregory and Ms. Hoyt. The committee held two meetings during the fiscal year ended June 30, 1999. The committee's primary responsibilities are to recommend to the Board of Directors the engagement of the Company's independent auditors, review with the independent auditors the plan and results of the audit engagement, and review the adequacy of the Company's internal accounting controls.

    The Company has a standing compensation committee composed of Messrs. Bjelland, and Hawn and Ms. Hoyt. The committee's primary responsibilities are to recommend levels of executive compensation to the Board of Directors and to consider and recommend the establishment of various compensation plans for the Company. The compensation committee held two meetings during the last fiscal year.

    The Company does not have a standing nominating committee of the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors consists of Mr. Hawn, Mr. Bjelland and Ms. Hoyt, independent outside Directors. The Compensation Committee has responsibility for administering the Company's incentive plans and setting policies that govern annual compensation and long-term incentives for the principal executive officers of the Company.

    The Company's executive compensation program consists of three key components: (1) base salary, (2) short-term incentive compensation in the form of bonuses, and (3) long-term incentive through stock options.

    Base Salary: Shortly before the beginning of each fiscal year, the Compensation Committee reviews annual salary recommendations for the Company's executives made by the Chief Executive Officer and approves, with any modifications it deems appropriate, such recommendations. The annual salary recommendations are made by the Chief Executive Officer, and approved or modified by the Compensation Committee, based upon industry practice and national surveys of compensation packages, as well as evaluations of the individual executive's responsibilities and past and expected future performance.

    Short-Term Incentives: This component is designed to align executive compensation with annual performance of the Company. To accomplish this goal, the Board of Directors has adopted a structured bonus program. Each year the Board will establish an initial earnings per share target. Bonuses will not be paid until the initial earnings per share target is achieved. After the designated target is achieved, a percentage of incremental earnings per share will be allocated to the executive bonus pool. Bonuses will be limited to 40% of base salary for senior executive officers and 30% to 35% for other corporate officers.

    Long-Term Incentive Stock Options: Stock options provide incentive for the creation of shareholder value and align the executive officers' interests directly with those of other shareholders in both the risks and rewards of ownership of the Company's common stock, and are a significant aid in attracting and retaining key executive officers. Executive officers are eligible for annual grants of stock options. Individual awards are based on the individual's responsibilities and performance, ability to impact financial performance and future potential. These factors are not assigned pre-determined relative weights. All individual stock option grants for non-executive officers are reviewed and approved by the Committee. All such grants for executive officers are awarded solely by the Committee, based on recommendations of management. As all options are granted at 100% of the market value of the Company's stock on the date of grant, executive officers receive gains from exercised stock options only to the extent that the market value of the stock has increased since the date of option grant. No options were granted to any officers of the Company during fiscal 1999, as the Committee did not make its final determination of option grants until July 16, 1999, after the beginning of fiscal year 2000.

    The Compensation Committee fixes the salary of the Chief Executive Officer based on a review of competitive compensation data, and the Committee's assessment of his past performance and their expectation as to his future performance in leading the Company. The base salary for Mr. Finkelstein for fiscal 1999 was $500,000, the same as in fiscal years 1998 and 1997. Under Mr. Finkelstein's employment agreement (see "Employment Arrangements" below) effective for fiscal year 1999 and subsequent years, Mr. Finkelstein participates with other senior executive officers in the Company's structured bonus program described above. For fiscal 1999, Mr. Finkelstein earned a $200,000 bonus under this program.

    The Compensation Committee does not anticipate that the compensation payable to any of the executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in Section162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

                                          Van Zandt Hawn, Chair
                                          Rolf F. Bjelland
                                          Susan Hoyt
                                          MEMBERS OF THE COMPENSATION COMMITTEE

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                       ANNUAL COMPENSATION     COMPENSATION AWARDS
                                                      ----------------------  ---------------------       ALL OTHER
      NAME AND PRINCIPAL POSITION        FISCAL YEAR  SALARY($)  BONUS($)(1)      OPTIONS(#)(6)      COMPENSATION($)(2)
---------------------------------------  -----------  ---------  -----------  ---------------------  -------------------
Myron Kunin                                    1999     623,625      --                --                    37,418
  Chairman of the Board                        1998     613,200      --                --                    41,084
                                               1997     600,000      --                --                    38,636

Paul D. Finkelstein                            1999     500,000     200,000            --                    85,446(3)(4)
  President and Chief                          1998     500,000     100,000            45,000                58,784(3)(4)
  Executive Officer                            1997     500,000      --                --                    34,581(3)

Christopher A. Fox                             1999     260,000     104,000            --                    40,600(4)
  Executive Vice President                     1998     250,000     100,000             9,000                16,750
                                               1997     245,000      --                 6,000                16,098

Gordon B. Nelson                               1999     225,000      90,000            --                    32,250(4)
  Senior Vice President,                       1998     200,000      80,000             9,000                13,400
  Education and Fashion                        1997     165,000      --                 6,000                10,459

Bert M. Gross(5)                               1999     208,000      83,200            --                    37,480(4)
  Senior Vice President,                       1998     200,000      80,000             9,000                13,400
  General Counsel and Secretary


------------------------

(1) Portions of the bonuses reflected in the Summary Compensation Table were not actually received as receipt of such amounts was deferred pursuant to the Company's Compensation Deferral Plan. Participants may elect to defer a portion of their compensation to be paid out at a future date specified by the participants. Amounts deferred are subject to the same bankruptcy rules as are the Company's general debt obligations.

(2) Represents the dollar value of shares of the Company and cash allocated to such officers pursuant to the Company's Executive Stock Award Plan, based on the average purchase price for such shares.

(3) Includes premiums of $5,541 for each of 1997, 1998 and 1999 paid by the Company on life insurance where Mr. Finkelstein's spouse is the beneficiary and $19,743 for 1998 and $24,905 for 1999 which for each year is the dollar value of the benefit to Mr. Finkelstein of that portion of the premium paid by the Company on his behalf on a split-dollar life insurance policy.

(4) Includes matching contributions by the Company under the Company's Compensation Deferral Plan in the following amounts: Messrs. Finkelstein, Fox and Gross, $25,000; Mr. Nelson, $18,750.

(5) Mr. Gross commenced his employment with the Company as of April 1, 1997.


(6) Adjusted to reflect the Company's 3-for-2 stock split effective March 1, 1999.

                              STOCK OPTION GRANTS

OPTION GRANTS IN LAST FISCAL YEAR

    No stock options were granted by the Company to the named executive officers in fiscal 1999.

                    STOCK OPTION EXERCISES AND OPTION VALUES

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth for each of the named executive officers the value realized from stock options exercised during fiscal 1999 and the number and value of exercisable and unexercisable stock options held at June 30, 1999.


                                                                            NUMBER OF SECURITIES         VALUE OF
                                                                                 UNDERLYING             UNEXERCISED
                                                                             UNEXERCISED OPTIONS       IN-THE-MONEY
                                                                                  AT FISCAL          OPTIONS AT FISCAL
                                                                               YEAR-END(#)(2)         YEAR-END($)(1)
                                                                            ---------------------  ---------------------
                                        SHARES ACQUIRED        VALUE            EXERCISABLE/           EXERCISABLE/
NAME                                      ON EXERCISE       REALIZED($)         UNEXERCISABLE          UNEXERCISABLE
-------------------------------------  -----------------  ----------------  ---------------------  ---------------------
Myron Kunin..........................              0                  0           225,000/0             3,017,250/0
Paul D. Finkelstein..................              0                  0        121,495/148,505      1,613,014/1,663,287
Christopher A. Fox...................              0                  0         43,799/49,952         514,084/551,931
Gordon B. Nelson.....................          6,750            153,540         36,150/16,201         397,492/73,016
Bert M. Gross........................              0                  0         13,650/14,850         101,267/61,424


------------------------

(1) Value of unexercised in-the-money-options is determined by multiplying the difference between the exercise price per share and $19.1875, the closing price per share on June 30, 1999, by the number of shares subject to such options.


(2) Adjusted to reflect the Company's 3-for-2 stock split effective March 1, 1999.


                             DIRECTOR COMPENSATION

    Messrs. Bjelland, Gregory, Hawn, David Kunin and Ms. Hoyt, who are not employees of the Company, received director fees of $20,000 during the last fiscal year.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Such officers, directors and shareholders are required by the Commission's regulations to furnish the Company with copies of all such reports.

    To the knowledge of the Company, based solely on a review of copies of reports filed with the Commission during the fiscal year ended June 30, 1999, all applicable Section 16(a) filing requirements were complied with.

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return on the Company's stock for the last five years with the cumulative total return of the Standard and Poor's 500 Stock Index and the cumulative total return of a peer group index (the "Peer Group") constructed by the Company. The comparison assumes the initial investment of $100 in the Company's common stock, the S&P 500 Index, and the Peer Group on June 30, 1994 and that dividends, if any, were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             REGIS     S&P 500     PEER GROUP
1994         $100.00    $100.00          $100.00
1995         $148.08    $126.07           $99.11
1996         $361.91    $158.85          $119.15
1997         $274.61    $213.97          $137.64
1998         $344.80    $278.50          $261.37
1999         $337.14    $341.52          $389.74

    The Peer Group includes the following companies in the retail specialty business based upon total weighted market capitalization: American Greetings Corp., Ann Taylor Stores Corporation; Bombay Company, Inc., Braun's Fashions Corp., Deb Shops, Inc.; Evans, Inc.; Filene's Basement Corp., Gantos, Inc.; The Gap, Inc.; Lechters, Inc., The Limited, Inc.; Musicland Stores Corporation, Nordstrom, Inc., Paul Harris Stores, Inc., Perfumania, Inc., Vista Eyecare, Inc., and Williams-Sonoma, Inc. The members of the Peer Group were selected by the Company because they operate in a similar retail environment and are primarily located in shopping malls with operations which extend over a wide geographic area.

                    APPROVAL OF INCREASE IN AVAILABLE SHARES
                   UNDER THE COMPANY'S 1991 STOCK OPTION PLAN

PURPOSE OF PLAN

    The purpose of the Company's 1991 Stock Option Plan (the "Plan") is to motivate key personnel to produce a superior return to the Shareholders of the Company by offering such persons an opportunity to realize stock appreciation, by facilitating stock ownership, and by rewarding them for achieving a high level of corporate performance. The Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability.

ADMINISTRATION AND ELIGIBILITY

    The Plan is administered by a committee (the "Committee") of three directors who are not employees of the Company. The Committee has the exclusive power to grant options under the Plan and to determine when and to whom options will be granted, and the form, amount and other terms and conditions of each grant, subject to the provisions of the Plan. The Committee has the authority to interpret the Plan and any grant or agreement made under the Plan. All employees of the Company and its affiliates are eligible to receive grants under the Plan at the discretion of the Committee.

PROPOSED AMENDMENT


    The Plan currently authorizes the issuance of 3,300,000 shares of the Company's common stock for options. Currently, only 25,845 shares are available for future options. The Committee believes that to further the purpose of the Plan as the Company continues to grow, the authorized number of available shares should be increased by 1,900,000 to 5,200,000. The resulting dilution effect of this proposal is approximately 11.4%.


TYPES OF GRANTS

    The Committee has discretion to determine whether an option grant shall be an incentive stock option or a non-qualified option. Subject to certain restrictions applicable to incentive stock options, options will be exercisable by the recipients at such times as are determined by the Committee, but in no event may the term of a non-qualified option be longer than 15 years after the date of grant (ten years with respect to an incentive option and five years with respect to an incentive option granted to an employee holding 10% or more of the Company's stock). Both incentive and non-qualified stock options may be granted to recipients at such exercise prices as the Committee may determine, except that the exercise price of an incentive stock option shall not be less than 100% of the fair market value of the stock on the date of grant of such option (110% in the case of a grant to a 10% or greater Shareholder).

    The purchase price payable upon exercise of options may be paid in cash or by delivering stock already owned by the holder (where the fair market value of the shares withheld or delivered on the date of exercise is equal to the option price of the stock being purchased), or in a combination of cash and such stock, unless otherwise provided in the related agreement.

TRANSFERABILITY

    During the lifetime of an employee to whom an option has been granted, only such employee, or such employee's legal representative, may exercise an option. No options may be sold, assigned, transferred, exchanged, or otherwise encumbered except to a successor in the event of an option holder's death.

AMENDMENT OR TERMINATION

    The Board of Directors may amend or discontinue the Plan at any time, but no amendment or termination shall be made that would impair the rights of any holder of any option granted before such amendment or termination.

FEDERAL TAX CONSIDERATIONS

    The Company has been advised by its counsel that grants made under the Plan generally will result in the following tax events for United States citizens under current United States federal income tax laws.

INCENTIVE STOCK OPTIONS

    A recipient will realize no taxable income, and the Company will not be entitled to any related deduction, at the time an incentive stock option is granted under the Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result in the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.

    Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a "disqualifying disposition"), such recipient will be considered to have realized, as compensation taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

    The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

NON-QUALIFIED STOCK OPTIONS

    A recipient will realize no taxable income, and the Company will not be entitled to any related deduction, at the time a non-qualified stock option is granted under the Plan. At the time of exercise of a non-qualified stock option, the recipient will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss.

VOTING REQUIREMENTS; RECOMMENDATION

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote on this item and present in person or by proxy at the Annual Meeting is required for approval of the proposed amendment to the Plan. Proxies solicited by the Board of Directors will be voted for approval of the amendment, unless shareholders specify otherwise in their proxies.

    For this purpose, a shareholder voting through a proxy who abstains with respect to approval of the amendment is considered to be present and entitled to vote on the approval of the amendment at the Annual Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the approval of the amendment shall not be considered present and entitled to vote on the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO INCREASE THE AVAILABLE SHARES UNDER THE 1991 STOCK OPTION PLAN.

                            EMPLOYMENT ARRANGEMENTS

    The Company's unfunded deferred compensation agreements with its senior executive officers (excluding the Chairman and Mr. Gross), provide that upon such executive's retirement after 20 years' service with the Company or after reaching age 65, or upon such executive's death while disabled or employed by the Company, such executive officer or his or her designated beneficiary will receive 240 monthly payments equal to the greater of (i) 40% of such executive's average monthly base salary for the 60 months immediately preceding the executive's retirement, disability or death, or (ii) $5,000. The agreements also provide for payment of a graduated percentage of such compensation if an executive terminates his or her employment with the Company prior to completing 20 years' service or reaching age 65, with payments to commence when such executive attains age 55. Further, if such executive becomes disabled while employed by the Company, the Company will pay such executive the specified monthly benefit during the period of such disability or until attaining age 65. Payments are conditioned upon the officers not rendering services for any competitor of the Company during the period of the payments. The Company carries insurance on the lives of each of the persons covered by deferred compensation agreements, is entitled to the cash values and the death proceeds from these policies, and may, but is not required to, use cash values or death proceeds from these policies to pay deferred compensation.

    The deferred compensation agreements provide that the executive officers shall be entitled to immediate payment of their monthly benefits, without any reduction based on years of service or early retirement, if their employment terminates following a "Change in Control" which is defined for purposes of the agreements as occurring when a party other than Curtis Squire, Inc. becomes the beneficial owner of 20% or more of the Company's stock, or in the event of a consolidation or merger of the Company in which the Company is not the continuing corporation, or in which the shareholders of the Company do not continue to hold at least a majority of the common stock of the continuing or surviving corporation, or any sale or other transfer of substantially all of the assets of the Company, or in the event of certain changes to the composition of the Company's Board of Directors.

    The Company has entered into an employment agreement with Mr. Finkelstein, its Chief Executive Officer, effective for fiscal year 1999 and subsequent years, providing (a) for a base salary of $500,000 per year, increasing annually by the greater of 4% or the percentage increase in the Consumer Price Index, (b) that he will participate in the Company's bonus and stock option programs with other senior executives, and (c) that the Company and Mr. Finkelstein will participate in a split-dollar insurance program whereby a trust established by Mr. Finkelstein has acquired a $5 million combined whole-life/term policy insuring the joint lives of Mr. Finkelstein and his wife. Under this insurance program, the Company will pay a portion of the annual premiums approximately equal to the annual increases in the cash value of the policy and Mr. Finkelstein will transfer funds to the trust for the balance of the premiums. Upon the death of Mr. Finkelstein and his wife or upon surrender of the policy, the Company will receive the amount of the premiums paid by the Company and the trust will receive the remaining proceeds.

    Mr. Finkelstein's agreement also provides for deferred compensation benefits. Upon his retirement after reaching age 65 he will receive lifetime monthly payments equal to 60% of his average base salary for the 60 months immediately preceding his retirement, such payments to be adjusted annually in proportion to any increases in the Consumer Price Index. Upon his death, his wife, if she survives him, will receive during her life one-half of the benefits to which Mr. Finkelstein was entitled during his life. If Mr. Finkelstein voluntarily terminates his employment before reaching age 65, his deferred compensation benefits will be determined on the same basis as those afforded the other executive officers. The Company has funded its future obligations under this agreement through insurance policies on Mr. Finkelstein's life.

                              CERTAIN TRANSACTIONS

    During the last fiscal year, the Company paid Thomas Gregory, a director of the Company, $100,000 for consulting services. Pursuant to an agreement between Mr. Gregory and the Company's wholly-owned subsidiary, Supercuts, Inc., Mr. Gregory will receive $8,333.33 per month through October, 2000 for his services.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of September 1, 1999, the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company, by each director, by each executive officer identified in the Summary Compensation Table, and by all executive officers and directors as a group. The parties listed in the table have the sole voting and investment powers with respect to the shares indicated.


                                                                                      NUMBER OF SHARES
                                                                                        BENEFICIALLY      PERCENT OF
NAME OF BENEFICIAL OWNER OR IDENTITY OF GROUP                                            OWNED(2)(4)         CLASS
------------------------------------------------------------------------------------  -----------------  -------------
Curtis Squire, Inc. ................................................................       6,106,502            15.7%
7201 Metro Boulevard
Minneapolis, MN 55439
Myron Kunin(1)

Paul D. Finkelstein.................................................................         456,370             1.2%

Christopher A. Fox..................................................................          98,408           *

Rolf F. Bjelland....................................................................          36,000           *

Van Zandt Hawn......................................................................          37,034           *

Susan Hoyt..........................................................................          18,750           *

Thomas L. Gregory...................................................................          12,638           *

David B. Kunin......................................................................          38,287           *

Gordon B. Nelson....................................................................          36,150           *

Bert M. Gross.......................................................................          33,650           *

All executive officers and directors as a group (fourteen persons)(3)...............       7,016,191            17.4%


------------------------

*   less than 1%

(1) Myron Kunin owns a majority of the voting stock of Curtis Squire, Inc., and thereby has sole voting and investment power with respect to all shares of the Company owned by Curtis Squire, Inc.

(2) Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days: 225,000 shares by Mr. Myron Kunin, 121,495 by Mr. Finkelstein, 43,799 shares by Mr. Fox, 30,937 shares by Mr. Bjelland, 22,500 shares by Mr. Hawn, 15,750 shares by Ms. Hoyt, 10,238 shares by Mr. Gregory, 38,287 shares by Mr. David Kunin, 36,150 shares by Mr. Nelson, 13,650 shares by Mr. Gross; and 805,382 shares by all directors and executive officers as a group.

(3) Includes shares held by Curtis Squire, Inc.


(4) Adjusted to reflect the Company's 3-for-2 stock split effective March 1, 1999.

                            INDEPENDENT ACCOUNTANTS


    The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending June 30, 2000. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to respond to appropriate questions.


                           PROPOSALS OF SHAREHOLDERS


    Shareholders who intend to present proposals at the 2000 Annual Meeting, and who wish to have such proposals included in the Company's Proxy Statement for the 2000 Annual Meeting, must be certain that such proposals are received by the Secretary of the Company, 7201 Metro Boulevard, Minneapolis, Minnesota 55439, not later than May 17, 2000. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Proxy Statement for the Company's 2000 Annual Meeting.



    The proxies solicited on behalf of the Board of Directors confer discretionary authority upon the holders of such proxies to vote on any matter presented at the annual meeting if notice of such matter has not been received by the Company by August 2, 1999. No such notice has been received.


                                 ANNUAL REPORT

    The Company's Annual Report for the fiscal year ended June 30, 1999 is being mailed to the shareholders with this proxy statement.

    The Company will furnish without charge to any shareholder submitting a request a copy of the Company's Form 10-K Annual Report for the year ended June 30, 1999 to the Securities and Exchange Commission, including the financial statements and schedules thereto. Such request should be directed to Bert M. Gross, Secretary of the Company, at its address stated herein.

                     AMENDMENT TO ARTICLES OF INCORPORATION


    The Company proposes to amend its Articles of Incorporation to increase the aggregate number of authorized shares of capital stock, par value $.05, from 50,000,000 shares to 100,000,000 shares. On September 10, 1999, there were outstanding 38,700,738 shares of Common Stock and approximately 5,000,000 additional shares have been reserved for issuance under various benefit plans established by the Company.


    The Board of Directors believes that adoption of the amendment is advisable because it will provide the Company with greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans, and other proper corporate matters, to issue shares without the expense and delay of a special meeting of shareholders. Such a delay might deprive the Company of the flexibility the Board of Directors views as important in facilitating the effective use of the shares of the Company's capital stock. Except as otherwise required by applicable law, authorized but unissued shares of capital stock may be designated and issued at such time, for such purposes, and for such consideration as the Company's Board of Directors may determine to be appropriate, without further authorization by shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE NUMBER OF SHARES OF THE COMPANY'S AUTHORIZED CAPITAL STOCK.

                                    GENERAL

    The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is properly brought before the meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

    In order that your shares may be represented if you do not plan to attend the meeting, please sign, date and return your proxy promptly. In the event you are able to attend, at your request we will cancel the proxy.

                                          By Order of The Board of Directors


                                          /s/ Bert M. Gross



                                          Bert M. Gross
                                          SECRETARY


September 17, 1999

                                 - Please detach here -

1.     Election of directors:   01 Rolf F. Bjelland     02 Paul D. Finkelstein
                                03 Christopher A. Fox   04 Thomas L. Gregory
                                05 Van Zandt Hawn       06 Susan Hoyt                   / / Vote FOR        / / Vote WITHHELD
                                07 David B. Kunin       08 Myron Kunin                      all nominees        from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE         --------------------------
FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S)
OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.) --------------------------

2. To increase the number of the Company available under the Company's 1991 Stock Option Plan from 3,300,000 shares to 5,200,000 shares.

            / / For      / / Against      / / Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

3. To amend the Company's Articles of Incorporation to increase the number of authorized shares of capital stock, $.05 par value, from 50,000,000 to 100,000,000 shares.

            / / For     / / Against     / / Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

4. In their decision, on such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY
WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PARAGRAPH 1 AND FOR THE PROPOSALS SET FORTH IN PARAGRAPHS 2 AND 3.

Address Change? Mark Box / /  Indicate changes below:    Dated: _________, 1999





                                              -----------------------------


                                              -----------------------------
                                              Signature(s) in Box
                                              (If there are co-owners both must
                                              sign)

                                              Where stock is registered jointly
                                              in the names of the two or more
                                              persons ALL should sign.
                                              Signature(s) should correspond
                                              exactly with the name(s) as shown
                                              above.  Please sign and date and
                                              return promptly in the enclosed
                                              envelope.  No postage need be
                                              affixed if mailed in the United
                                              States.

                                                        REGIS Corporation
                                                    PROXY FOR ANNUAL MEETING
                                                         OF SHAREHOLDERS

                                                    Tuesday, October 19, 1999
                                                             4:00 p.m.

                                                  Minneapolis Institute of Arts
                                                     2400 Third Avenue South
                                                      Minneapolis, MN 55404

       REGIS  CORPORATION
REGIS
       7201 METRO BOULEVARD, EDINA, MN, 55439                             PROXY
-------------------------------------------------------------------------------

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 19, 1999.

The undersigned hereby appoints Myron Kunin and Bert M. Gross and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Regis Corporation (the Company) which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on October 19, 1999, and at any and all adjournments thereof.

                SEE REVERSE FOR VOTING INSTRUCTIONS